Exhibit 10.5

Management Support Agreement

This Management Support Agreement (this Agreement) is entered into this 11th day of August, 2015 by and between

RCF Management L.L.C. (RCFM), a Delaware limited liability company with an office at 1400 Sixteenth Street, Suite 200, Denver, CO 80202;

and

Uranium Resources Inc. (URI), a Delaware corporation with an office at 6950 South Potomac Street, Suite 300, Centennial, CO 80112.

Recitals

Whereas, the Parties agree that it would be beneficial for RCFM to utilize its experience and knowledge in mining and management to assist URI with the development of the Temrezli project;

And whereas, the Parties wish to set forth the terms under which RCFM will provide such support services and guidance to URI.

Now therefore, the Parties hereby agree as follows:

1. Scope of Work. RCFM will provide guidance to URI on the development of the Temrezli ISR Project, Turkey, from time to time, as URI requires. The services provided by RCFM will only include the following, unless otherwise agreed to in writing by the Parties:

a.	Audit of drill database and resource model;

b.	Review of mining and processing plans, operations and systems;

c.	Detailed financial modeling using stochastic analysis;

d.	Review of legal, regulatory and political due diligence;

e.	Review of environmental, social and governance due diligence, management strategy and systems; and

f.	Advice and guidance as needed securing Project Financing.

RCFM shall devote such time and efforts reasonably necessary or appropriate to perform the Services as reasonably requested by URI from time to time, provided that no minimum number of hours is required to be devoted by RCFM on a weekly, monthly, annual or other basis.

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2. Consideration. URI will compensate RCFM for the Services with three payments of US$500,000 each, upon completion of the following milestones (each an “Issuance Date”):

a.	Closing the AEK Transaction

b.	Completion of a Board Approved study suitable to initiate construction on the Temrezli Project, Turkey

c.	Completion of Project Financing for the Temrezli Project, Turkey

The payments to RCFM will be made in cash or shares of URI common stock, in URI’s sole discretion.  The numbers of shares of URI common stock to be issued will be calculated by dividing the payment amount of $500,000 by 90% of the average of the volume weighted average prices (“VWAP”) during the 20 consecutive trading days ending on the trading day immediately prior to the applicable Issuance Date.

3. Confidentiality. This Agreement is confidential and subject to the Confidentiality Agreement between the parties, dated August 26, 2014, which continues in full force and effect. Additionally, it is anticipated that during the course of providing Services, either Party may discover or learn Confidential Information about the other Party. Therefore, for the purposes of this Agreement and the Services contemplated herein, “Confidential Information” shall include, without limitation, any and all data, information, documents and materials relating to or pertaining to either Party, or the Services, such as: (1) any proprietary information or trade secrets; (2) any scientific, technical, geological, business, or financial information; (3) any marketing information, business development information, prospect information, or marketing analysis or plans; (4) any customer information, lists, contacts, or needs; (5) any contracts, agreements, or leases; (6) any discoveries, inventions, research, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; (7) any proposals, strategies, concepts, analyses, surveys, ideas, research, data, databases, reports, manuals, manuscripts, articles, or records; and (8) any other business or corporate plans, projections, models, data, budgets, reports or documents related to the business of either Party.

Confidential Information excludes information and material which: (a) was known by a Party prior to disclosure or discovery; (b) is or becomes generally available to the public through no breach of this Agreement; (c) to the extent required by law or regulation or applicable stock exchange rules.

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Any advice or opinions provided by RCFM to URI many not be disclosed or referred to publicly or to any third party (other than to URI’s legal, tax, financial or other advisers), except in accordance with RCFM’s prior written consent.

Notwithstanding prior termination of this Agreement, this Section shall survive for 2 years from the date of this Agreement. The parties hereto agree that money damages would not be an adequate remedy for any breach of this Section. Therefore, in the event of a breach or threatened breach of this Section, the non-breaching party will be entitled to injunctive relief, in addition to other rights and remedies existing in its favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

4. Press Releases. All press releases or other public communications of any sort relating to this Agreement or the Services and the method of the release for publication thereof shall be subject to the prior written approval of each party. Without the written consent of the other party, neither party will make any public statement or other communication or otherwise disclose the existence of this Agreement or any of its terms, conditions or other aspects.

5. Liability & Indemnification. URI agrees to indemnify, exonerate and hold RCFM and each of its respective officers, directors, employees, or agents (the Indemnified Parties) free and harmless from any and all actions, causes of action, suits, claims, liabilities, losses, damages, claims, costs and expenses (including any expense relating to enforcement of rights and obligations hereunder and reasonable attorneys’ fees and expenses incurred in connection with the investigation, settlement and/or defense thereof, including in respect of third party claims), awards or settlements suffered or incurred by an Indemnified Party. For the avoidance of doubt, such indemnification shall not be deemed to include any diminution in value of the investment by RCFM’s affiliated investment funds, directly or indirectly, in the Company, and such indemnification shall apply after the date of this Agreement and arising out of, resulting from, or relating:

a.	This Agreement or the Services provided hereunder; or

b.	Any advice or other services provided by RCFM to URI after or on the date hereof,

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Provided that:

c.	URI will only be required to indemnify, exonerate and hold such Indemnified Party free and harmless from such Losses to the extent that such Losses are attributable to the actions or omissions of URI; and

d.	The indemnity in this Clause---- shall not be available to the extent that:

i.	Any such Losses are incurred as a result of such Indemnified Party’s recklessness, willful misconduct or gross negligence; or

ii.	Indemnification for any such Losses would violate any applicable law or regulation, in each case, as determined by a ruling of a court of competent jurisdiction.

In any action, suit or proceeding against any Indemnified Party relating to or arising out of, or alleged to relate to or to arise out of, any such action or non-action, the Indemnified Party shall have the right jointly to employ, at the expense of URI, counsel of the Indemnified Party’s choice, which counsel shall be reasonably satisfactory to URI, in such action, suit or proceeding.

The indemnification rights contained in this Agreement shall be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnified Party, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Agreement will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnified Parties. The Indemnified Parties must take all reasonable steps, and not omit to take all reasonable steps, to mitigate any Loss that may give rise to a claim for which they are indemnified under this Section.

RCFM makes no representations or warranties, express or implied, in respect of any of the Services to be rendered by it hereunder. In no event shall any Indemnified Party be liable to any member of URI for any act, alleged act, omission or alleged omission that does not constituted recklessness, fraud, gross negligence or willful misconduct of such Indemnified party as determined by a final, non-appealable determination of a court of competent jurisdiction.

In no event will any Indemnified Party be liable to URI or to any of its respective officers, directors, employees, agents or subcontractors for any indirect, special, incidental, punitive or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to the Services to be provided hereunder.

URI acknowledges and agrees that no Indemnified Party shall be liable to URI for breach of any duty (contractual or otherwise) by reason of any such activities.

In the event that any Indemnified Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for URI on the one hand, and any Indemnified Party, on the other hand, no Indemnified Party shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to URI and, notwithstanding any provision hereunder, no Indemnified Party shall be liable to URI for breach of any duty (contractual or otherwise) by reason of the fact that any Indemnified Party directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present such opportunity to URI, except where any such opportunity arises in the course of carrying out the Services.

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Each Indemnified Party must not disclose or use any Confidential Information in connection with any business activities, potential transactions or corporate opportunities, whether such business, transaction or opportunity is acquired for itself or is directed to another person.

6. Representations and Warranties. Each Party represents and warrants to the other that each of the following statements are correct and not misleading in any material respect on the date of execution of this Agreement:

a.	It has full power and authority to enter into this Agreement and to perform its obligations hereunder;

b.	This Agreement constitutes its legal, valid, and binding obligations and is enforceable in accordance with its terms; and

c.	This Agreement does not conflict with or result in a breach of any obligation (including any statutory, contractual, or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgement, law rule or regulation to which it is a party or is subject or by which it is bound.

7. Independent Contractor Status. The Parties acknowledge and agree that, in providing Services to URI, RCFM will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right to ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party. URI acknowledges that RCFM’s services are not exclusive to URI and that RCFM may render similar services to any other person or entity, including a competitor of URI or any of its affiliates. For the avoidance of doubt, RCFM must not directly or indirectly disclose or use URI’s Confidential Information in connection with the provision of such services. URI’s engagement of RCFM to provide services is not exclusive.

8. Term and Termination. This Agreement shall be taken to have commenced on the Effective Date (notwithstanding the date of execution of this Agreement) and remain in effect until the first of the following to occur:

a.	Upon 7 days written notification from RCFM to URI;

b.	That final Issuance Date as identified in paragraph 2 above; or

c.	The parties mutually agreeing in writing to terminate this Agreement.

(hereinafter referred to as the Term)

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9. Notices.

Any notice or other communication to be given under this Agreement must be in writing (which includes fax) and may be delivered or sent by post or fax to the party to be served as follows:

To RCFM at:
Address:	1400 Sixteenth Street
Suite 200
Denver, CO 80202
Fax Number:	(720) 946-1450
For the Attention:	Catherine J. Boggs, General Counsel

To URI at:
Address:	6950 South Potomac Street
Suite 300
Centennial, CO 80111
Fax Number:	(303) 531-0519
For the Attention:	Christopher M. Jones, President and CEO

Or at any such other address or fax number notified for this purpose to the other parties under this Section. Any notice or other communication is deemed to have been given:

a.	If hand delivered, on the date of delivery; or

b.	If sent by post, on the third day after it was put into the post (for post within the same country) or on the fifth day after it was put into the post (for post sent from one country to another); or

c.	If sent by fax, at the time shown in the transmission report as being the time at which the whole fax was sent;

d.	But if the notice or other communication would otherwise be taken to be received after 5:00 pm or on a Saturday, Sunday or public holiday in the place of receipt then the notice or communication is taken to be received at 9:00 am on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

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In proving service of a notice or other communication, it is sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail, or that the fax was properly addressed and transmitted, as the case may be.

10. Miscellaneous.

a.	Waiver. The failure of a party to insist upon the strict performance of any term of the Agreement, or to exercise any right or remedy contained in the Agreement, will not be a waiver or a relinquishment by that party for the future of that term, right, or remedy.

b.	Severability. If any term of this Agreement is determined to be invalid or unenforceable, in whole or in part, the invalidity or unenforceability will attach only to that term or part term, and the remaining part of the term and all other terms of the Agreement will continue in force and effect.

c.	Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such action as may be necessary or appropriate to achieve the purposes of this Agreement.

d.	Modification. The Agreement is the entire agreement between the parties and supersedes any prior agreement relating to the Services to be provided. There are no representations or warranties, express or implied, statutory or otherwise, and no agreements collateral to the Agreement, other than as expressly set out or referred to in the Agreement. This Agreement may be amended or supplemented only by a written agreement signed by each party.

e.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, understandings and agreements, verbal or written, with respect to any matters referred to in this Agreement except as specifically set out in this Agreement.

f.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement.

11. Governing Law & Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. If any dispute arises between the parties with respect to this Agreement or the rights and obligations or performance by either party hereunder, (i) the parties shall first attempt to resolve such dispute by good faith negotiations, and (ii) if such negotiations have continued for a period of not less than 14 days and are unsuccessful, at the election of either party by mandatory and binding arbitration in Denver, Colorado in accordance with the rules of the American Arbitration Association.

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The parties hereto have each executed this Agreement by their respective duly authorized signing officers.

EXECUTED on behalf of RCF Management L.L.C.:

Catherine J. Boggs, General Counsel
Name and Title

/s/ Catherine J. Boggs
Signature of Authorized Signatory

EXECUTED by Uranium Resources Inc.:

Christopher M. Jones, President/CEO
Name and Title

/s/ Christopher M. Jones
Signature

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